Exhibit 17.1

I, Daniel Motsinger, have reviewed the Form 8-K regarding my resignation from Cheyenne Resources Corp.  I agree with the statements made therein and confirm I have no disagreement with Cheyenne on any matter relating to operations, practices or policies.

Sincerely,

/s/ Daniel Motsinger